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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                      OF

                      UB&T FINANCIAL SERVICES CORPORATION

                                  ARTICLE 1.

     The name of the Corporation is: UB&T Financial Services Corporation

                                  ARTICLE 2.

     The Corporation shall have authority, to be exercised by its Board of Directors, to issue 10,000,000 shares of voting common stock, $5.00 par value per share.

                                  ARTICLE 3.

     The initial registered office of the Corporation shall be at 129 E. Elm Street, Rockmart, GA 30153 in Polk County. The initial registered agent of the Corporation shall be Sumter R. Nelson.

                                  ARTICLE 4.

     The mailing address of the initial principal office of the Corporation is 129 E. Elm Street, Rockmart, GA 30153.

                                  ARTICLE 5.

     The name and address of the incorporator is Gilbert H. Davis, Sims Moss Kline & Davis LLP, 400 Northpark Town Center, Suite 310, 1000 Abernathy Rd., N.E., Atlanta, Georgia 30328.

                                  ARTICLE 6.

     The initial Board of Directors is composed of the following directors:

                                Bruce B. Albea
                                 Lee Cummings
                                  Dan Forsyth
                             William D. Heath, Jr.
                                 J.W. LeGrande
                                James L. Lester
                               Sumter R. Nelson
                                 Elmo Peppers
                             William Frank Shelley
                             Daniel B. Simon, III
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                                  ARTICLE 7.

     (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of such director's duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) of any of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director has received an improper personal benefit. The provisions of this Article shall not apply with respect to acts or omissions occurring prior to the effective date of this Article.

     (b) Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

     (c) If the Georgia Business Corporation Code hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

     (d) In the event that any of the provisions of this Article (including any provisions within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                 ARTICLE 8.

     Any action required by law or by the Articles of Incorporation or Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation and any action which may be taken at a meeting of the shareholders may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by persons who would be entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. No such written consent shall be effective unless each consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders, or unless the consent includes an express waiver of the right to receive the material.

                                 ARTICLE 9.

     If at any time the Corporation has in effect an election to be a small business corporation (an "S Corporation") pursuant to the provisions of Section 1361 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), the following restrictions shall apply in order to maintain the Corporation's status as an S Corporation unless otherwise agreed upon unanimously in writing by the shareholders of the Corporation:

     (a) Shares of the Corporation may not be issued, sold, pledged or otherwise transferred or assigned to any person or entity if such transaction would (i) cause the Corporation to have more than 35 shareholders or (ii) cause the Corporation to have as a shareholder a person or entity which would make the Corporation ineligible to elect to be an S Corporation under Section 1361 of the Code.

     (b) In the event any shareholder of the Corporation shall desire to sell, pledge, or otherwise
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transfer in any manner any or all of the stock in the Corporation owned by such shareholder, any such transfer or attempt to transfer shall be void, and the purported transferee or beneficiary thereof shall not be the record or beneficial owner of such shares of stock in the Corporation or have any interest therein or be entitled to any of the rights appertaining thereto, and the Corporation shall not transfer any such shares on its stock ledger, stock transfer records or stock books to the purported transferee or beneficiary thereof unless and until the shareholder attempting so to transfer stock in the Corporation shall have obtained the written consent of the Corporation to such transfer. The Corporation shall be under no obligation to consent to any proposed transfer.

     (c) In the event of the death, disability or bankruptcy of a shareholder, upon the levy on, seizure of or foreclosure on any shares of stock in the Corporation, or upon the occurrence of any other event which would cause the shareholder or the shareholder's representative to transfer the shareholder's stock in the Corporation involuntarily in violation of the provisions of paragraph (a) of this Article, or should a court require the shareholder to transfer all or any portion of the shareholder's stock in the Corporation in violation of paragraph (a) of this Article, then in any such event, such transfer or attempted transfer shall be void and the purported transferee or beneficiary shall not be the record or beneficial owner of such shares or have any interest therein or be entitled to any of the rights appertaining thereto, and the Corporation shall not transfer any such shares on its stock ledger, stock transfer records or stock books to the purported transferee or beneficiary thereof; and, in addition, such shares shall be deemed to be redeemed immediately before the occurrence of the attempted involuntary transfer, and payment therefor shall be made at the price and in the manner provided for in Sections 14-2-914 to 917 of the Georgia Business Corporation Code, as it may be amended from time to time.

     (d) Each stock certificate of the Corporation shall bear the following legend:

          "Transfer of the shares evidenced by this certificate is limited by the terms and provisions of the Articles of Incorporation, and any attempted sale, pledge or other transfer of this certificate shall be void unless made in compliance with the provisions of the Articles of Incorporation."

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 8th day of March, 1998

                                       /s/ Gilbert H. Davis
                                       --------------------------------
                                       Gilbert H. Davis, Incorporator